UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

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EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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13620 Ranch Road 620 N, Suite A250
Austin, TX 78717
(737) 248-2340
May 23, 2024
Dear Fellow Stockholder:

I am writing to you to seek your support of our proposal to approve the new 2024 Equity Incentive Plan (the “Plan”), which will replace our 2014 Equity Incentive Plan that is set to expire on June 12, 2024. If the Plan is approved by our stockholders, an additional 1.35 million shares will be reserved for issuance under the Plan. The passing of this proposal is critical to our successful strategy execution as we work towards sustainable profitable growth and cash flow generation and establishing eHealth as a gold standard in health insurance distribution.
In April of 2022, with these goals in mind, we launched a business transformation plan that included overhauling our sales and marketing organizations, further streamlining the consumer experience on our platform, and rationalizing our cost structure. During 2022 and 2023, we achieved a $76 million cumulative improvement to our net income (loss), a $37 million cumulative improvement to our adjusted EBITDA and a $156 million cumulative improvement to our operating cash flow. In the fourth quarter of 2023, we resumed revenue and member enrollment growth on this enhanced operational foundation. On May 7 of this year, we shared another execution update with our investors as part of our first quarter 2024 earnings report. In the first quarter of 2024, eHealth continued to demonstrate significant progress across many of our key financial and operational metrics including revenue and enrollment growth, profitability, cash flow and business diversification.
As part of our transformation plan, I reconstituted eHealth’s senior leadership team (SLT) with seven of the ten members of our current SLT recruited in 2022 and 2023. Providing competitive total compensation, including the equity incentive component, was critical to recruiting and rewarding this leadership team. It is important to note that given the past executive turnover and resulting cancellation of unvested equity grants of departed executives, our net burn rate, which we believe is a truer reflection of our use of equity compensation in recent years, is well below our gross burn rate1. Specifically, our net burn rates in 2022 and 2023 were 3.6% and 8.4% compared to gross burn rates of 8.9% and 9.8%, demonstrating the effects of this transformation period on our granting practices [Exhibit 1]. We expect our equity burn rates to normalize in 2024.
At the end of 2023, we communicated that the major components on the transformation plan were completed. As part of our investor presentation published on May 13, 2024, which is available on our investor relations website, we disclosed our ambitious three-year goals calling for strong revenue CAGR accompanied by adjusted EBITDA margin expansion and positive free cash flow growth2. I strongly believe that our ability to provide equity grants, including performance-based equity, is important to retain and attract leadership and management and to execute on the previously stated goals while maintaining full alignment of our employee and stockholder interests. Going forward, we plan to shift a greater percentage of our equity compensation towards performance-based equity awards to help achieve even greater alignment between our strategic goals and compensation.
Our focus on “at-risk” equity compensation is not limited to the SLT members and, in fact, goes deep within our organization. This is in line with best practices in our industry — the healthcare IT and the broader technology
1 Gross burn rate was calculated as the total of equity awards granted during the fiscal year, divided by the weighted average number of shares outstanding. Net burn rate was calculated as equity awards granted during the fiscal year less equity awards cancelled and returned to the plan, divided by the weighted average number of shares outstanding.
2 The reference to the investor presentation and information contained therein are intended to be "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. Except as shall be expressly set forth by specific reference in such filing, the reference to the investor presentation and information contained therein shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

sector. eHealth's annual burn rates and overall dilution from equity-based compensation is in line with that of our Proxy peers. It is important to note that ISS compares eHealth to the appropriate peer group for the purpose of evaluating our executive compensation. However, when evaluating our equity plan, ISS uses a different set of peer group companies consisting of firms in our GICS industry group — typically regional financial services companies that do not compete for the same talent pool as eHealth and are subject to different compensation practices.
Without additional shares available for issuance under an equity incentive plan, we would likely be compelled to increase the cash component of employee compensation to remain competitive, which runs directly counter to our core objective of maximizing cash flow generation. Further, our ability to maintain a stable and committed team of management becomes challenging without the benefits of sufficient equity that vests over multiple years. Our Board of Directors unanimously recommends that you vote “FOR” the approval of Proposal 4 — the adoption of the proposed Plan. Thank you for your consideration and anticipated support.

Sincerely yours,

Francis S. Soistman Chief Executive Officer and Director
Forward-Looking Statements

This letter to our stockholders from our Chief Executive Officer contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations regarding our business, operations and strategy; the impact of our business transformation plan on our business and our future cost reduction efforts; the effect of our marketing and branding efforts on our business; our financial prospects and outlook; future stockholder value; expected growth and value creation; the expected impact of a new equity plan on our ability to hire and retain our workforce; our expected equity burn rate in 2024; cost reductions and efficiencies; priorities and performance; and other statements regarding our future operations, financial condition, prospects and business strategies. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks and uncertainties described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on the Investor Relations page of our website at https://ir.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this communication carefully. All forward-looking statements in this letter are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Information

This letter to our stockholders from our Chief Executive Officer includes adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is calculated by excluding dividends for preferred stock and change in preferred stock redemption value, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, amortization of intangible assets, impairment, restructuring and other charges, interest expense, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of adjusted EBITDA to GAAP net income (loss) attributable to common stockholders, the most directly comparable GAAP financial measure, is available in the Appendix to this letter. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Additional Information and Where to Find It

eHealth has filed with the SEC a definitive proxy statement on Schedule 14A, with respect to its solicitation of proxies for eHealth’s 2024 Annual Meeting of Stockholders. Investors and stockholders are urged to read the proxy statement (including any amendments or supplements thereto) filed with the SEC carefully and in their entirety because they contain or will contain important information about any solicitation. Investors and stockholders may obtain copies of these documents and other documents filed with the SEC by eHealth free of charge at www.proxyvote.com/EHTH. Copies of the documents filed by eHealth are also available on the Investor Relations page of our website at ir.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Exhibit 1